EXHIBIT 99.1

STEPAN REPORTS HIGHER FIRST QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, April 27, 2004 — Stepan Company (NYSE: SCL) today reported improved first quarter results for the period ended March 31, 2004.

Net sales increased 18 percent in the first quarter to $221,387,000 from $187,080,000, in the prior year quarter. Sales volume rose two percent. The effect of foreign currency translation contributed $8.5 million to the increase in sales. Higher selling prices due to increased raw material costs also contributed to the growth in sales. Net earnings for the first quarter were $4,030,000, or $0.42 per diluted share, an increase of 76 percent from $2,288,000, or $0.23 per diluted share a year ago.

“Improved sales mix from higher margin specialty products coupled with overall increased sales volume led to the improvement in earnings,” said F. Quinn Stepan, Chairman and CEO. “After a difficult 2003, we are pleased that all business segments reported higher sales and earnings for the first quarter of 2004.”

Surfactant earnings increased in both North America and Europe. North American earnings improved due to a more favorable sales mix and cost containment efforts. Stepan’s distributor business, which serves a large diverse customer base, recorded a significant improvement in volume and earnings. North American surfactant volume declined five percent on lower commodity laundry and cleaning product sales. Surfactants represented 79 percent of Company revenues.

Polymer earnings increased significantly on an 18 percent increase in volume. Polyurethane polyol earnings drove the improvement on higher volume and the benefit of internal production economics from the Company’s new polyol reactor in Germany. Phthalic anhydride earnings were relatively flat. Polymers represented 17 percent of Company revenues.

Specialty products’ earnings contributed significantly to the improved quarterly results, as earnings doubled from the year ago quarter. Volume drove the performance, as two pharmaceutical customers ordered a disproportionate amount of their annual requirement in the quarter. However, excluding this factor, volume and earnings were strong in the remaining food ingredient products. Specialty products represented four percent of Company revenues.

Operating expenses increased seven percent. North American operating expenses declined two percent due to ongoing cost containment efforts. European marketing and administrative expenses accounted for the overall increase, largely due to the effect of foreign currency translation after the dramatic appreciation of the Euro against the U.S. dollar since the first quarter of 2003. Administrative expenses also included $0.6 million of increased integrated information systems implementation costs in Europe. Administrative expenses benefited from the deferred compensation plan, which resulted in income for the quarter of $0.8 million versus $0.9 million in the year ago quarter. Decreases in the price of Stepan Company stock used in computing the deferred compensation liability resulted in the income.

Interest expense declined six percent, due to a greater mix of bank debt, which is at lower interest rates compared to the Company’s long-term notes. Overall, debt levels rose for the quarter due to an increase in working capital as receivables have increased on improved business conditions. The company is in compliance with its amended U.S. loan agreements.

“We are optimistic that the overall economy is improving and more importantly, that we can execute on opportunities to grow our business during 2004,” said Mr. Stepan. “Surfactant volume in Europe has started out strong. North American volume, exclusive of the business lost last year, is growing and much of the growth is from higher value added products. Polymers look to be on track for improved volume and earnings, and specialty products is also projecting a strong year. Raw material prices have increased significantly over the past six months. Our ability to maintain our margins will be a critical element of our success in 2004. We have announced surfactant and polymer price increases effective April 1, 2004. We anticipate 2004 will continue to show improvement over 2003.”

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on April 28, 2004. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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table follows

STEPAN COMPANY

Statements of Income

For the Three Months Ended March 31, 2004 and 2003

(Unaudited - 000’s Omitted)

	Three Months Ended March 31
	2004	2003	% Change
Net Sales	$221,387	$187,080	+	18
Cost of Sales	191,735	161,974	+	18
Gross Profit	29,652	25,106	+	18

Operating Expenses:
Marketing	7,394	6,628	+	12
Administrative	7,941	7,375	+	8
Research, development and technical services	6,314	6,215	+	2
	21,649	20,218	+	7

Operating Income	8,003	4,888	+	64
Other Income (Expense):
Interest, net	(2,061)	(2,184)	-	6
Income from equity in joint venture	485	452	+	7
Other, net	(501)	284	-	—
	(2,077)	(1,448)	+	43

Income Before Provision for Income Taxes	5,926	3,440	+	72
Provision for Income Taxes	1,896	1,152	+	65
Net Income	$4,030	$2,288	+	76

Net Income Per Common Share
Basic	$0.43	$0.24	+	79
Diluted	$0.42	$0.23	+	83

Shares Used to Compute Net Income per Common Share
Basic	8,943	8,882	+	1
Diluted	9,698	9,082	+	7

STEPAN COMPANY

Balance Sheets

March 31, 2004 and December 31, 2003

(Unaudited - 000’s Omitted)

	2004 March 31	2003 December 31
ASSETS
Current Assets	$233,327	$204,460
Property, Plant & Equipment, net	207,776	210,665
Other Assets	49,008	49,092
Total assets	$490,111	$464,217

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$138,965	$132,939
Deferred Income Taxes	15,449	14,570
Long-term Debt	112,002	92,004
Other Non-current Liabilities	57,928	62,637
Stockholders’ Equity	165,767	162,067
Total liabilities & Stockholders’ equity	$490,111	$464,217

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